Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Microsoft Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	3.400% Notes due 2026	Rule 457(f)	$762,661,000	100%	$762,661,000	0.0001476	$112,568.76

	Debt	3.400% Notes due 2027	Rule 457(f)	$354,793,000	100%	$354,793,000	0.0001476	$52,367.45

	Debt	1.350% Notes due 2030	Rule 457(f)	$448,585,000	100%	$448,585,000	0.0001476	$66,211.15

	Debt	4.500% Notes due 2047	Rule 457(f)	$394,262,000	100%	$394,262,000	0.0001476	$58,193.07

	Debt	2.500% Notes due 2050	Rule 457(f)	$1,440,382,000	100%	$1,440,382,000	0.0001476	$212,600.38

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—			—	—	—	—

	Total Offering Amounts					$3,400,683,000		$501,940.81

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$501,940.81

(1) Calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended.